Exhibit 4.4

THIS SECOND SUPPLEMENTAL WARRANT INDENTURE is made as of the 21st day of March, 2023.

BETWEEN:

VERSES TECHNOLOGIES INC., a company incorporated under the laws of the Province of British Columbia

(the “Company”)

AND:

ENDEAVOR TRUST CORPORATION, a Trust Company authorized in British Columbia, Alberta, Manitoba and Saskatchewan and incorporated under the laws of the Province of British Columbia

(the “Warrant Agent”)

WHEREAS:

A. The Company and the Warrant Agent executed a warrant indenture (the “Warrant Indenture”) dated as of December 16, 2022 providing for the issue of up to 18,100,714 Warrants (as such term is defined in the Warrant Indenture), with each Warrant entitling the holder thereof to acquire one Class A Subordinate Voting Shares in the capital of the Company at an exercise price of $1.00 (the “Exercise Price”) per common share until the earlier of: (i) August 15, 2025; and (ii) 30 days following the date of delivery of an Acceleration Notice (as such term is defined in the Warrant Indenture) (the “Expiry Date”);

B. Section 8.1(g) of the Warrant Indenture provides for the creation of indentures supplemental to the Warrant Indenture for the purposes of providing for the issuance of additional Warrants in excess of the number set out in Section 2.1 of the Warrant Indenture;

C. The Company and the Warrant Agent executed a first supplemental warrant indenture (the “First Supplemental Indenture”) dated as of February 28, 2023 providing for the increase of the number of Warrants issuable under the Warrant Indenture from 18,100,714 to up to 19,843,693 Warrants;

D. The Company has determined to further amend the Warrant Indenture to increase the number of Warrants issuable thereunder from up to 19,843,693 Warrants to up to 20,508,553 Warrants; and

E. The Warrant Agent is authorized and directed to enter into this Second Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Warrants issued pursuant to the Warrant Indenture as modified by this Second Supplemental Indenture from time to time.

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NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which is hereby acknowledged, and the parties hereto agree as follows:

1.	Except as defined in this Second Supplemental Warrant Indenture, or in the recitals or description of the parties herein, all capitalized terms used in this Second Supplemental Warrant Indenture shall have the meanings given to them in the Warrant Indenture.

2.	This Second Supplemental Indenture is supplemental to the Warrant Indenture and the Warrant Indenture will henceforth be read in conjunction with this Second Supplemental Indenture, the First Supplemental Indenture and all the provisions of the Warrant Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, will apply and have the same effect as if all the provisions of the Warrant Indenture , of the First Supplemental Indenture and of this Second Supplemental Indenture were contained in one instrument and the expressions used herein will have the same meaning as is ascribed to the corresponding expressions in the Warrant Indenture.

3.	On and after the date hereof, each reference to the Warrant Indenture, as amended by the First Supplemental Indenture and by this Second Supplemental Indenture, “this indenture”, “herein”, “hereby”, and similar references, and each reference to the Warrant Indenture in any other agreement, certificate, document or instrument relating thereto, will mean and refer to the Warrant Indenture as amended hereby. Except as specifically amended by the First Supplemental Indenture and this Second Supplemental Indenture, all other terms and conditions of the Warrant Indenture will remain in full force and unchanged.

4.	The Warrant Indenture is hereby amended as follows:

(a)	amending the definition of “Warrants” in Section 1.1 of the Warrant Indenture by deleting references to “19,843,693” and replacing such references with “20,508,553”;

(b)	deleting the definition of “Issue Date” in Section 1.1 of the Warrant Indenture and replacing such definition with the following:

““Issue Date” means (i) February 22, 2022 with respect to the 6,591,631 Warrants that expire on August 15, 2025; (ii) March 3, 2022 with respect to the 3,909,906 Warrants that expire on August 15, 2025; (iii) August 10, 2022, August 17, 2022 and August 26, 2022 with respect to the 7,599,177 Warrants that expire on August 15, 2025; (iv) February 28, 2023 with respect to the 1,742,979 Warrants that expire on August 15, 2025; and (v) March 21, 2023 with respect to the 664,860 Warrants that expire on August 15, 2025”;

(c)	adding the following definition in Section 1.1 of the Warrant Indenture:

““Second Supplemental Indenture” means the second supplemental warrant indenture between the Company and the Warrant Agent dated as of March 21, 2023;”;

and

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(d)	amending Section 2.1. of the Warrant Indenture by replacing the paragraph immediately after subsection (c) of Section 2.1 with the following:

“In addition to those Warrant issuances set out in subsections (a) to (c) of this Section 2.1, the Company may issue up to an additional 664,860 Warrants, each of which when issued shall expire on the Expiry Date.”

5.	The Warrants issued and outstanding shall be deemed to include the amendments as set forth herein, without any further action of the Warrantholders or surrender or exchange of their Warrant Certificates.

6.	The Warrant Indenture is and continues to be in full force and effect, unamended, except as provided herein, and the Company hereby confirms the Warrant Indenture in all other respects.

7.	This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and is binding upon the parties hereto and their respective successors and assigns.

8.	This Second Supplemental Indenture may be simultaneously executed in several counterparts, and by facsimile or other electronic reproduction, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Second Supplemental Indenture.

[signature page follows]

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IN WITNESS WHEREOF the parties have executed this Second Supplemental Indenture under the hands of their proper officers in that behalf.

VERSES TECHNOLOGIES INC.

Per:	(Signed) “Gabriel Rene”
Name:	Gabriel Rene
Title:	Chief Executive Officer and Director

Per:	(Signed) “Kevin Wilson”
Name:	Kevin Wilson
Title:	Chief Financial Officer and Secretary

ENDEAVOR TRUST CORPORATION

Per:	(Signed) “David Eppert”
Name:	David Eppert
Title:	Chief Executive Officer

Per:	(Signed) “Catherine Wang”
Name:	Catherine Wang
Title:	Chief Financial Officer